Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Gas Gathering Agreements

We generate substantially all of our revenues through long-term, fixed-fee natural gas gathering, treating and compression contracts that limit our direct commodity price exposure. We are party to (i) a 20-year gas gathering agreement with respect to the Barnett Shale and the Mid-Continent region with certain subsidiaries of Chesapeake that was entered into in connection with the creation of our predecessor in September 2009, (ii) a 20-year gas gathering agreement with respect to the Barnett Shale with Total that was entered into in connection with an upstream joint venture transaction between Chesapeake and Total E&P in January 2010, (iii) a 10-year gas gathering agreement with certain subsidiaries of Chesapeake that was entered into concurrent with the closing of our acquisition of the Springridge gas gathering system in December 2010 and (iv) through Appalachia Midstream, 15-year gas gathering agreements with certain subsidiaries of Chesapeake, Statoil, Anadarko, Epsilon, Mitsui and Chief that we acquired in connection with our acquisition of Appalachia Midstream in December 2011.

Marcellus Shale Region. Under gas gathering agreements between Appalachia Midstream and certain subsidiaries of Chesapeake, Statoil, Anadarko, Epsilon, Mitsui and Chief, we have agreed to provide the following services in our Marcellus Shale region for our proportionate share (based on our ownership interest in the applicable systems) of the fees and obligations outlined below:

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Gathering and Compression Services. We gather and compress natural gas in exchange for fees per MMBtu for natural gas gathered and per MMBtu for natural gas compressed. The gathering fees are redetermined annually, as described below. The compression fees escalate on January 1 of each year based on the consumer price index.

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Acreage Dedication. Pursuant to our gas gathering agreements, subject to certain exceptions, the shippers and producers have agreed to dedicate all of the natural gas owned or controlled by them and produced from or attributable to existing and future wells with a surface location within the designated dedicated areas.

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Fee Redetermination. Each January 1, gathering fees for each gathering system under the gas gathering agreements with Chesapeake, Statoil, Anadarko, Epsilon and Mitsui are redetermined based on the factors specified in the gas gathering agreements, including our capital expenditures for the system, the total revenues and total expenses for the system and the targeted pre-income tax rate of return on capital invested. Each January 1, gathering fees for each gathering system under the gas gathering agreement with Chief are adjusted based on the applicable producer price index. The change in the amount of the gathering fees under the Chief agreement is not to exceed 3% in any one year.

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Well Connections. We have the option to connect to new wells within the dedicated acreage. If we elect not to connect to any new well within the dedicated acreage, the shipper for such well may elect to have such well, and any subsequent wells within a two-mile radius (in the case of Chesapeake, Statoil, Anadarko, Epsilon and Mitsui) or a one-mile radius (in the case of Chief) of the surface location of such well, permanently released from the dedication area, or the shipper may elect to construct, at the shipper’s expense, a gathering system to connect to such well (and wells within a one-mile radius of such well in the case of Chesapeake, Statoil, Anadarko, Epsilon and Mitsui), in which case the shipper would pay us a reduced gathering fee for natural gas we receive through the shipper-installed asset. Alternatively, the shipper may require us to enter into an agreement pursuant to which we would construct the gathering system to connect to the well in exchange for a reimbursement by the shipper of the costs we incur in connection therewith. The shipper may elect to connect wells outside the dedicated area at its sole expense and pay us a reduced gathering fee for natural gas we receive from such wells, but gas from such outside wells will not be afforded the same priority as gas produced from wells located within the dedicated area.

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Fuel and Lost and Unaccounted For Gas. Under our gas gathering agreements with Chesapeake, Statoil, Anadarko, Epsilon and Mitsui, we have agreed on MMBtu-based caps on fuel and lost and unaccounted for gas on the systems. If we exceed the permitted cap, we must provide a cost estimate for a remedy that is reasonably expected to prevent exceeding the permitted cap in the future. At the election of the shippers we may pay such costs (which costs would then be included in the gathering fee redetermination) or the shippers may pay the costs. If we exceed the permitted cap and do not provide a proposal to the shippers to prevent exceeding the cap in the future within the required time period, we may incur our proportionate share (based on our ownership interest in the applicable system) of significant fees in connection with the gas used as fuel or lost and unaccounted for in excess of such cap based on then current natural gas prices. Accordingly, this may subject us to direct commodity price risk.

Under gas gathering agreements between Appalachia Midstream and certain subsidiaries of Chief, the shipper on each system is to furnish to us, at the shipper’s sole cost and expense, all necessary fuel gas to operate the system. Gas volumes lost solely due to our actions or inactions constituting gross negligence or willful misconduct are our sole responsibility. Additionally, we will bear the cost of natural gas lost in excess of one percent due to our failure to maintain adequate corrosion protection. If we lose gas due to our gross negligence or willful misconduct or our failure to maintain an adequate corrosion protection system, we may incur significant expenses in connection with the cost of the lost gas. Our responsibility for the cost of the lost gas may subject us to direct commodity price risk.